Exhibit 10.1

Execution Version

GRIFFON CORPORATION

4.00% Convertible Subordinated Notes due 2017

Purchase Agreement

December 16, 2009

Goldman, Sachs & Co.

As representative of the several Purchasers

named in Schedule I hereto,

85 Broad Street

New York, New York 10004

Ladies and Gentlemen:

Griffon Corporation, a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell to the Purchasers named in Schedule I hereto (the “Purchasers”) an aggregate of $100,000,000 principal amount (the “Firm Securities”) of its 4.00% Convertible Subordinated Notes due 2017 (the “Notes”), convertible into cash and shares of the Company’s common stock, par value $0.25 (“Stock”), upon the occurrence of certain circumstances under the terms of an indenture to be dated December 21, 2009 (the “Indenture”) between the Company and American Stock Transfer & Trust Company, LLC as trustee (the “Trustee”) and, at the election of the Purchasers, up to an aggregate of $15,000,000 in additional aggregate principal amount of Notes (the “Optional Securities”) (the Firm Securities and the Optional Securities which the Purchasers elect to purchase pursuant to Section 2 hereof are herein collectively called the “Securities”).

1.             The Company represents and warrants to, and agrees with, each of the Purchasers that:

(a)                      A preliminary offering circular, dated December 15, 2009 (the “Preliminary Offering Circular”), and an offering circular, dated December 16, 2009 (the “Offering Circular”), have been prepared in connection with the offering of the Securities and shares of the Stock issuable upon conversion thereof. The Preliminary Offering Circular, as amended and supplemented immediately prior to the Applicable Time (as defined in Section 1(b)), is hereinafter referred to as the “Pricing Circular”.  Any reference to the Preliminary Offering Circular, the Pricing Circular or the Offering Circular shall be deemed to refer to and include (i) the Company’s most recent Annual Report on Form 10-K, (ii) the Company’s Definitive Proxy Statement filed with the United States Securities and Exchange Commission (the “Commission”) on December 29, 2008 (but only with respect to the information under the following captions: “Executive Compensation,” “Proposal 1 - Election of Directors,” “Management,” “Audit Committee Report,” “Corporate Governance,” “Stock Ownership,” “Report of the Compensation Committee,” “Section 16(a) Beneficial Ownership Reporting Compliance,” “Proposal 4 - Ratification of Independent Registered Public Accounting Firm” and “Audit and Related Fees”), (iii) the Company’s Current Reports on Form 8-K filed with the Commission on October 15, 2009 and November 9, 2009 and (iv) all subsequent documents filed with the Commission pursuant to Section 13(a), 13(c) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or prior to the date of such circular and any reference to the Preliminary Offering Circular or the Offering Circular, as the case may be, as amended or supplemented, as of any specified date, shall be deemed to include (i) any documents filed with the Commission pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act after the date of the Preliminary Offering Circular or the Offering Circular, as the case may be, and prior to such specified date and (ii) any Additional Issuer Information (as defined in Section 5(f)) furnished by the Company prior to the completion of the distribution of the Securities; and all documents filed under the Exchange Act and so deemed to be included in the Preliminary Offering Circular, the Pricing Circular or the Offering Circular, as the case may be, or any amendment or supplement thereto are hereinafter called the “Exchange Act Reports”.  The Exchange Act Reports, when they were or are filed with the Commission, conformed or will conform in all material respects to the applicable requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder; and no such documents were filed with the Commission since the Commission’s close of business on the business day immediately prior to the date of this Agreement and prior to the execution of this Agreement, except as set forth on Schedule II(a) hereof. The Preliminary Offering Circular or the Offering Circular and any amendments or supplements thereto and the Exchange Act Reports did not and will not, as of their respective dates, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by a Purchaser through Goldman, Sachs & Co. expressly for use therein;

(b)                     For the purposes of this Agreement, the “Applicable Time” is 9:30 a.m. (Eastern time) on the date of this Agreement; the Pricing Circular as supplemented by the information set forth in Schedule III hereto, taken together (collectively, the “Pricing Disclosure Package”) as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each Company Supplemental Disclosure Document (as defined in Section 6(a)(ii)) listed on Schedule II(b) hereto does not conflict with the information contained in the Pricing Circular or the Offering Circular and each such Company Supplemental Disclosure Document, as supplemented by and taken together with the Pricing Disclosure Package as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to statements or omissions made in a Company Supplemental Disclosure Document in reliance upon and in conformity with information furnished in writing to the Company by a Purchaser through Goldman, Sachs & Co. expressly for use therein;

(c)                      Neither the Company nor any of its subsidiaries has sustained since the date of the latest audited financial statements included in the Pricing Circular and Offering Circular any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Circular and Offering Circular or as would not reasonably be expected to have a material adverse effect on the business, properties, financial position, stockholders’ equity, results of operations or prospects of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”); and, since the respective dates as of which information is given in the Pricing Circular, there has not been any change in the capital stock or long-term debt of the Company or any of its subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, otherwise than as set forth or contemplated in the Pricing Circular and Offering Circular;

(d)                     The Company and its subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects except such as are described in the Pricing Circular or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and its subsidiaries; and any real property and buildings held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases, subject to (1) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer or other laws affecting creditors’ rights generally from time to time in effect and (2) to general principles of equity and public policy and the discretion of the court or other body before which any proceeding may be brought, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, in each case, regardless of whether considered in a proceeding in equity or at law (clauses (1) and (2), collectively, the “Enforceability Exceptions”) and with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries;

(e)                      The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, and, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, has power and authority (corporate and other) to own its properties and conduct its business as described in the Pricing Circular and Offering Circular, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction; and, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each subsidiary of the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation;

(f)                        The Company has an authorized capitalization as set forth in the Pricing Circular and Offering Circular, and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable; the shares of Stock initially issuable upon conversion of the Securities have been duly and validly authorized and reserved for issuance and, when issued and delivered in accordance with the provisions of the Securities and the Indenture referred to below, will be duly and validly issued, fully paid and non-assessable and will conform in all material respects to the description of the Stock contained in the Pricing Circular and Offering Circular; and all of the

issued shares of capital stock of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims, except as otherwise disclosed in the Offering Circular;

(g)                     The Securities have been duly authorized and, when issued and delivered pursuant to this Agreement (and assuming due authentication by the Trustee and payment and delivery in accordance with this Agreement), will have been duly executed, authenticated, issued and delivered and will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture under which they are to be issued, which will be substantially in the form previously delivered to you; the Indenture has been duly authorized and, when executed and delivered by the Company and the Trustee (assuming the due authorization, execution and delivery by the Trustee and assuming that the Indenture constitutes a valid and binding obligation of the Trustee), the Indenture will constitute a valid and legally binding instrument, enforceable against the Company in accordance with its terms, subject, as to enforcement, to the Enforceability Exceptions; and the Securities and the Indenture will conform in all material respects to the descriptions thereof in the Pricing Disclosure Package and the Offering Circular and will be in substantially the form previously delivered to you;

(h)                     The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Indenture, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby;

(i)                         None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Securities) will violate or result in a violation of Section 7 of the Exchange Act, or any regulation promulgated thereunder, including, without limitation, Regulations T, U, and X of the Board of Governors of the Federal Reserve System;

(j)                         Prior to the date hereof, neither the Company nor any of its affiliates has taken any action which is designed to or which has constituted or which might have been expected to cause or result in stabilization or manipulation of the price of any security of the Company in connection with the offering of the Securities;

(k)                      The issue and sale of the Securities and the compliance by the Company with all of the provisions of the Securities, the Indenture and this Agreement and the consummation of the transactions herein and therein contemplated (i) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, nor (ii) will such action result in any violation of the provisions of the Certificate of Incorporation or By-laws of the Company, nor (iii) will such action result in a violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties, except as would not, in the case of (i) and (iii), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Securities or the consummation by the Company of the transactions contemplated by this Agreement or the Indenture, except such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Securities by the Purchasers and such other approvals as have been duly obtained and are in full force and effect;

(l)                         Neither the Company nor any of its subsidiaries is in violation of its Certificate of Incorporation or By-laws or in default in the performance or observance of any material obligation, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other material agreement or instrument to which it is a party or by which it or any of its properties may be bound;

(m)                   The statements set forth in the Pricing Circular and Offering Circular under the captions “Description of Notes” and “Description of Our Common Stock”, insofar as they purport to constitute a summary of the terms of the Securities and the Stock, and under the captions “Material United States Federal Income Tax Considerations” and “Plan of Distribution”, insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate and fair summaries of the matters described therein in all material respects (based on the assumptions described therein);

(n)                     Other than as set forth in the Pricing Circular and Offering Circular, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property of the Company or any of its subsidiaries is the subject which, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect; and, to the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others;

(o)                     When the Securities are issued and delivered pursuant to this Agreement, the Securities will not be of the same class (within the meaning of Rule 144A under the Securities Act of 1933, as amended (the “Act”)) as securities which are listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system;

(p)                     The Company is subject to Section 13 or 15(d) of the Exchange Act;

(q)                     The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof, will not be an “investment company”, as such term is defined in the United States Investment Company Act of 1940, as amended (the “Investment Company Act”);

(r)                        Neither the Company nor any person acting on its behalf (provided that no representation is made as to the Purchasers or any person acting on their behalf) has offered or sold the Securities by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Act;

(s)                      Except as disclosed in the Pricing Disclosure Package and the Offering Circular, within the preceding six months, neither the Company nor any other person acting on behalf of the Company (provided that no representation is made as to the Purchasers or any person acting on their behalf) has offered or sold to any person any Securities, or any securities of the same or a similar class as the Securities, other than Securities offered or sold to the Purchasers hereunder.  The Company will take reasonable precautions designed to insure that any offer or sale, direct or indirect, in the United States or to any U.S. person (as defined in Rule 902 under the Act) of any Securities or any substantially similar security issued by the Company, within six months subsequent to the date on which the distribution of the Securities has been completed (as notified to the Company by Goldman, Sachs & Co.), is made under restrictions and other circumstances reasonably designed not to affect the status of the offer and sale of the Securities in the United States and to U.S. persons contemplated by this Agreement as transactions exempt from the registration provisions of the Securities Act;

(t)                        The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Exchange Act) that complies with the requirements of the Exchange Act and has been designed or caused to be designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  The Company’s internal control over financial reporting as of September 30, 2009, the last date on which such control was evaluated, was effective and the Company is not aware of any material weaknesses in its internal control over financial reporting;

(u)                     Since the date of the latest audited financial statements included or incorporated by reference in the Pricing Circular and Offering Circular, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting;

(v)                     The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) of the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Company and its subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and the Company has carried out evaluations of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act and determined that such disclosure controls and procedures are effective;

(w)                   Grant Thornton LLP, which has audited certain financial statements of the Company and its subsidiaries is an independent registered public accounting firm as required by the Act and the rules and regulations of the Commission thereunder;

(x)                       No labor disturbance by or material dispute with employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is threatened or imminent;

(y)                     The Company and its subsidiaries (i) are in compliance with any and all applicable non-U.S., U.S. federal, state and local laws and regulations relating to the protection of human health and safety (as such is affected by hazardous or toxic substances or wastes, pollutants or contaminants), the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”); (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; (iii) have not received written notice of any actual or potential liability under any Environmental Law; and (iv) have not been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended; except for, in each of clauses (i)–(iv); as would not be reasonably expected to result in the Company or its subsidiaries incurring a material liability pursuant to the Environmental Laws;

(z)                       Except as set forth in the Pricing Disclosure Package, (i) the minimum funding standard under Section 302 of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (“ERISA”), has been satisfied by each “pension plan” (as defined in Section 3(2) of ERISA) that has been established or maintained by the Company and/or one or more of its subsidiaries, to the extent applicable; (ii) each of the Company and its subsidiaries has fulfilled its obligations, if any, under Section 515 of ERISA; (iii) except as would not, individually or in the aggregate, have a Material Adverse Effect, each pension plan and welfare plan established or maintained by the Company and/or one or more of its subsidiaries is in compliance in all respects with the currently applicable provisions of ERISA, to the extent applicable; and (iv) none of the Company or any of its subsidiaries has incurred or would reasonably be expected to incur any material withdrawal liability under Section 4201 of ERISA; and (v) none of the Company or any of its subsidiaries has incurred any material liability under Section 4062, 4063, or 4064 of ERISA;

(aa)                The Company and its subsidiaries own, possess, license or have other rights to use all patents, trademarks and service marks, trade names, copyrights, domain names (in each case including all registrations and applications to register same), inventions, trade secrets, technology, know-how and other intellectual property (collectively, the “Intellectual Property”) necessary for the conduct of their respective businesses as now conducted or as proposed in the Pricing Disclosure Package to be conducted, except for as described in the Pricing Disclosure Package and Offering Circular or where such failure to own or possess such Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as set forth in the Pricing Disclosure Package or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and its subsidiaries own, or have rights to use under license, all such Intellectual Property free and clear in all respects of all adverse claims, liens or other encumbrances; (ii) to the knowledge of the Company, there is no infringement by third parties of any such Intellectual Property; (iii) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by any third party challenging the Company’s or its subsidiaries’ rights in or to any such Intellectual Property; (iv) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by any third party challenging the validity, scope or enforceability of any such Intellectual Property; and (v) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by any third party that the Company or any subsidiary infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of any third party;

(bb)              Except as set forth in the Pricing Disclosure Package, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company owned by such person or that such person has the right to acquire;

(cc)                Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that could give rise to a valid claim against any of them or the Purchasers for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Securities;

(dd)              Neither the Company nor any of its subsidiaries, nor to the knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its subsidiaries, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or (iv) made any unlawful bribe, rebate, payoff, influence payment or kickback;

(ee)                The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened;

(ff)                    Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).  The Company will not directly or indirectly use the proceeds of the offering contemplated hereby, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC;

(gg)              Assuming the accuracy of, and the Purchasers’ compliance with, the representations, warranties and agreements of the Purchasers herein, and the compliance by the holders of the Securities with the offering and transfer restrictions set forth in the Offering Circular, no registration under the Securities Act of the Securities is required for the issuance of the Securities in accordance with the terms of this Agreement and the Indenture; and

(hh)              Except as disclosed in the Pricing Circular and the Offering Circular, the Company and each of its subsidiaries carry, or are covered by, insurance in such amounts and covering such risks as they believe is adequate for the conduct of their respective businesses and the value of their respective properties and the Company and its subsidiaries are in compliance with the terms of such policies and instruments in all material respects.  The Company has not received any notice from its insurers that the Company or its subsidiaries will not be able to (i) renew their existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be reasonably necessary or appropriate to conduct its business as now conducted and at a comparable cost.

2.                           Subject to the terms and conditions herein set forth, (a) the Company agrees to issue and sell to each of the Purchasers, and each of the Purchasers agrees, severally and not jointly, to purchase from the Company, at a purchase price of 97.0% of the principal amount thereof, plus accrued interest, if any, the principal amount of Securities set forth opposite the name of such Purchaser in Schedule I hereto, and (b) in the event and to the extent that the Purchasers shall exercise the election to purchase Optional Securities as provided below, the Company agrees to issue and sell to each of the Purchasers, and each of the

Purchasers agrees, severally and not jointly, to purchase from the Company, at the same purchase price set forth in clause (a) of this Section 2, that portion of the aggregate principal amount of the Optional Securities as to which such election shall have been exercised (to be adjusted by you so as to eliminate fractions of $1,000) determined by multiplying such aggregate principal amount of Optional Securities by a fraction, the numerator of which is the maximum aggregate principal amount of Optional Securities which such Purchaser is entitled to purchase as set forth opposite the name of such Purchaser in Schedule I hereto and the denominator of which is the maximum aggregate principal amount of Optional Securities which all of the Purchasers are entitled to purchase hereunder.

The Company hereby grants to the Purchasers the right to purchase at their election up to $15,000,000 in aggregate principal amount of Optional Securities, at the purchase price set forth in clause (a) of the first paragraph of this Section 2, for the sole purpose of covering sales of securities in excess of the aggregate principal amount of Firm Securities.  Any such election to purchase Optional Securities may be exercised by written notice from you to the Company, given within a period of 30 calendar days after the First Time of Delivery (as defined in Section 4 hereof), setting forth the aggregate principal amount of Optional Securities to be purchased and the date on which such Optional Securities are to be delivered, as determined by you but in no event earlier than two business days after the date of such notice (unless otherwise agreed between the Company and Goldman, Sachs & Co.) or prior to the First Time of Delivery (as defined in Section 4 hereof).

3.               Upon the authorization by you of the release of the Firm Securities, the several Purchasers propose to offer the Firm Securities for sale upon the terms and conditions set forth in this Agreement, the Pricing Disclosure Package and the Offering Circular and each Purchaser hereby represents and warrants to, and agrees with the Company that:

(a)                      It will offer and sell the Securities only to persons who it reasonably believes are “qualified institutional buyers” (“QIBs”) within the meaning of Rule 144A under the Act in transactions meeting the requirements of Rule 144A;

(b)                     It is an “Institutional Accredited Investor” as such term in defined in Rule 501 of Regulation D; and

(c)                      It will not offer or sell the Securities by any form of general solicitation or general advertising, including but not limited to the methods described in Rule 502(c) under the Act.

4.               (a)       The Securities to be purchased by each Purchaser hereunder will be represented by one or more definitive global Securities in book-entry form which will be deposited by or on behalf of the Company with The Depository Trust Company (“DTC”) or its designated custodian.  The Company will deliver the Securities to Goldman, Sachs & Co., for the account of each Purchaser, against payment by or on behalf of such Purchaser of the purchase price therefor by wire transfer in Federal (same day) funds, by causing DTC to credit the Securities to the account of Goldman, Sachs & Co. at DTC.  The Company will cause the certificates representing the Securities to be made available to Goldman, Sachs & Co. for checking at least twenty-four hours prior to the Time of Delivery (as defined below) at the office of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022 (the “Closing Location”).  The time and date of such delivery and payment shall be 9:30 a.m., New York City time, on December 21, 2009 or such other time and date as Goldman, Sachs & Co. and the Company may agree upon in writing, and, with respect to the Optional Securities, 9:30 a.m., New York City time, on the date specified by Goldman, Sachs & Co. in the written notice given by the Purchasers of the Purchasers’ election to purchase the Optional Securities, or at such other time and date as Goldman, Sachs & Co. and the Company may agree upon in writing.  Such time and date for delivery of the Firm Securities is herein called the “First Time of Delivery”, any time and date for delivery of Optional Securities is herein called an “Optional Time of Delivery”, and each such time and date for delivery of Securities is herein called a “Time of Delivery”.

(b)                     The documents to be delivered at such Time of Delivery by or on behalf of the parties hereto pursuant to Section 8 hereof, including the cross-receipt for the Securities and any additional documents requested by the Purchasers pursuant to Section 8(i) hereof, will be delivered at such time and date at the Closing Location, and the Securities will be delivered at DTC or its designated custodian), all at such Time of Delivery.  A meeting will be held at the Closing Location at 5:00 p.m., New York City time, on the New York Business Day next preceding such Time of Delivery, at which meeting the final drafts of the documents to be delivered pursuant to the preceding sentence will be available for review by the parties hereto.  For the purposes of this Section 4, “New York Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are generally authorized or obligated by law or executive order to close.

5.               The Company agrees with each of the Purchasers:

(a)                      To prepare the Offering Circular in a form approved by you; to make no amendment or any supplement to the Offering Circular which shall be reasonably disapproved by you promptly after reasonable notice thereof; and to furnish you with copies thereof;

(b)                     Promptly from time to time to take such action as you may reasonably request to qualify the Securities and the shares of Stock issuable upon conversion of the Securities for offering and sale under the securities laws of such jurisdictions as you may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Securities, provided that in connection therewith the Company shall not be required to (i) qualify as a foreign corporation, (ii) to file a general consent to service of process in any jurisdiction, (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject or (iv) make any change to its Certificate of Incorporation or By-laws;

(c)                  To furnish the Purchasers with written and electronic copies thereof in such quantities as you may from time to time reasonably request, and if, at any time prior to the expiration of nine months after the date of the Offering Circular, any event shall have occurred as a result of which the Offering Circular as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made when such Offering Circular is delivered, not misleading, or, if for any other reason it shall be necessary or desirable during such same period to amend or supplement the Offering Circular, to notify you and upon your request to prepare and furnish without charge to each Purchaser and to any dealer in securities as many written and electronic copies as you may from time to time reasonably request of an amended Offering Circular or a supplement to the Offering Circular which will correct such statement or omission or effect such compliance;

(d)                     During the period beginning from the date hereof and continuing until the date 90 days after such Time of Delivery, not to offer, pledge, sell, contract to sell or otherwise dispose of, except as provided hereunder, any securities of the Company that are substantially similar to the Securities or the Stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, Stock or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this Agreement), without your prior written consent;

(e)                      Not to be or become, at any time prior to the expiration of two years after such Time of Delivery, an open-end investment company, unit investment trust, closed-end investment company or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act;

(f)                        At any time when the Company is not subject to Section 13 or 15(d) of the Exchange Act and the Securities are “restricted securities” within the meaning of Rule 144(a)(3) under the Act, for the benefit of holders from time to time of Securities, to furnish at its expense, upon request, to holders of Securities and prospective purchasers of securities information (the “Additional Issuer Information”) satisfying the requirements of subsection (d)(4)(i) of Rule 144A under the Act;

(g)                     Except for such documents that are publicly available on EDGAR, to furnish to the holders of the Securities as soon as practicable after the end of each fiscal year an annual report (including a balance sheet and statements of income, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries certified by independent public accountants) and, as soon as practicable after the end of each of the first three quarters of each fiscal year (beginning with the fiscal quarter ending after the date of the Offering Circular), to make available to its stockholders consolidated summary financial information of the Company and its subsidiaries for such quarter in reasonable detail;

(h)                     During the one-year period after such Time of Delivery, the Company will not, and will not permit any of its “affiliates” (as defined in Rule 144 under the Securities Act) (which expressly does not include GS Direct) to, resell any of the Securities which constitute “restricted securities” under Rule 144 that have been reacquired by any of them;

(i)                         To use the net proceeds received by it from the sale of the Securities pursuant to this Agreement in the manner specified in the Pricing Circular and Offering Circular under the caption “Use of Proceeds”;

(j)                         To reserve and keep available at all times, free of preemptive rights, shares of Stock for the purpose of enabling the Company to satisfy any obligations to issue shares of its Stock upon conversion of the Securities; and

(k)                      To use its commercially reasonable efforts to list, subject to notice of issuance, the shares of Stock issuable upon conversion of the Securities on the New York Stock Exchange.

6.

(a)                      (i)  The Company represents and agrees that, without the prior consent of Goldman, Sachs & Co., it has not made and will not make any offer relating to the Securities that, if the offering of the Securities contemplated by this Agreement were conducted as a public offering pursuant to a registration statement filed under the Act with the Commission, would constitute an “issuer free writing prospectus,” as defined in Rule 433 under the Act (any such offer is hereinafter referred to as a “Company Supplemental Disclosure Document”);

(ii)  each Purchaser represents and agrees that, without the prior consent of the Company and Goldman, Sachs & Co., other than one or more term sheets relating to the Securities containing customary information and conveyed to purchasers of securities, it has not made and will not make any offer relating to the Securities that, if the offering of the Securities contemplated by this Agreement were conducted as a public offering pursuant to a registration statement filed under the Act with the Commission, would constitute a “free writing prospectus,” as defined in Rule 405 under the Act (any such offer (other than any such term sheets), is hereinafter referred to as a “Purchaser Supplemental Disclosure Document”); and

(iii)                   any Company Supplemental Disclosure Document or Purchaser Supplemental Disclosure Document the use of which has been consented to by the Company and Goldman, Sachs & Co. is listed on Schedule II(b) hereto;

7.                           The Company covenants and agrees with the several Purchasers that the Company will pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the issue of the Securities and the shares of Stock issuable upon conversion of the Securities and all other expenses in connection with the preparation, printing, reproduction and filing of the Preliminary Offering Circular and the Offering Circular and any amendments and supplements thereto and the mailing and delivering of copies thereof to the Purchasers and dealers; (ii) the cost of printing or producing any Agreement among Purchasers, this Agreement, the Indenture, the blue sky memorandum related to the offering, closing documents (including any compilations thereof) and any other documents in connection with the offering, purchase, sale and delivery of the Securities; (iii) all expenses in connection with the qualification of the Securities and the shares of Stock issuable upon conversion of the Securities for offering and sale under state securities laws as provided in Section 5(b) hereof, including the documented and reasonable fees and disbursements of counsel for the Purchasers in connection with such qualification and in connection with the Blue Sky and legal investment surveys; (iv) any fees charged by securities rating services for rating the Securities; (v) the cost of preparing the Securities; (vi) the fees and expenses of the Trustee and any agent of the Trustee and the fees and disbursements of counsel for the Trustee in connection with the Indenture and the Securities, and the listing of the shares of Stock issuable upon conversion of the Securities; and (vii) all other reasonable costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section.  It is understood, however, that, except as provided in this Section, and Sections 9 and 12 hereof, the Purchasers will pay all of their own costs and expenses, including the fees of their counsel, transfer taxes on resale of any of the Securities by them, and any advertising expenses connected with any offers they may make.

8.               The obligations of the Purchasers hereunder shall be subject, in their discretion, to the condition that all representations and warranties and other statements of the Company herein are, at and as of each Time of Delivery, true and correct, the condition that the Company shall have performed all of its obligations hereunder theretofore to be performed, and the following additional conditions:

(a)                      Latham & Watkins LLP, counsel for the Purchasers, shall have furnished to you such written opinion or opinions, dated such Time of Delivery, in form and substance reasonably acceptable to you, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters;

(b)                     Dechert LLP, counsel for the Company, shall have furnished to you their written opinion, dated the Time of Delivery, substantially in the form attached hereto as Exhibit A;

(c)                      On the date of the Pricing Circular prior to the execution of this Agreement and also at each Time of Delivery, Grant Thornton LLP shall have furnished to you a letter or letters, dated the respective dates of delivery thereof, in form and substance satisfactory to you, to the effect set forth in Annex I hereto;

(d)                     (i) Neither the Company nor any of its subsidiaries shall have sustained since the date of the latest audited financial statements included in the Pricing Circular and Offering Circular any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Circular and Offering Circular, and (ii) since the respective dates as of which information is given in the Pricing Circular and Offering Circular there shall not have been any change in the capital stock or long-term debt of the Company or any of its subsidiaries or any change, or any development involving a prospective change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, otherwise than as set forth or contemplated in the Pricing Circular and Offering Circular, the effect of which, in any such case described in clause (i) or (ii), is in your judgment so material and adverse as to make it impracticable or inadvisable to proceed with the offering or the delivery of the Securities being issued at such Time of Delivery on the terms and in the manner contemplated in this Agreement and in the Offering Circular;

(e)                      On or after the Applicable Time (i) no downgrading shall have occurred in the rating accorded the Company’s debt securities by any “nationally recognized statistical rating organization”, as that term is defined by the Commission for purposes of Rule 436(g)(2) under the Act, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company’s debt securities;

(f)                        On or after the Applicable Time there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange; (ii) a suspension or material limitation in trading in the Company’s securities on the New York Stock Exchange; (iii) a general moratorium on commercial banking activities declared by either Federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (iv) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or (v) the occurrence of any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (iv) or (v) in your judgment makes it impracticable or inadvisable to proceed with the offering or the delivery of the Securities being issued at such Time of Delivery on the terms and in the manner contemplated in the Offering Circular;

(g)                     The Company shall have made application for the shares of Stock issuable upon conversion of the Securities, subject to notice of issuance, on the Exchange;

(h)                     The Company shall have obtained and delivered to the Purchasers on or prior to the date of this Agreement executed copies of an agreement from all directors and officers of the Company listed in Schedule IV, substantially to the effect set forth in Annex II hereof; and

(i)                         The Company shall have furnished or caused to be furnished to you at each Time of Delivery certificates of officers of the Company satisfactory to you as to the accuracy of the representations and warranties of the Company herein at and as of such Time of Delivery, as to the performance by the Company of all of its obligations hereunder to be performed at or prior to such Time of Delivery, as to the matters set forth in subsection (f) of this Section and as to such other matters as you may reasonably request.

9.               (a)       The Company will indemnify and hold harmless each Purchaser against any losses, claims, damages or liabilities, joint or several, to which such Purchaser may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Circular, the Pricing Circular, the Offering Circular, or any amendment or supplement thereto, any Company Supplemental Disclosure Document, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and will reimburse each Purchaser for any legal or other expenses reasonably incurred by such Purchaser in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any Preliminary Offering Circular, the Pricing Circular, the Offering Circular or any such amendment or supplement, or any Company Supplemental Disclosure Document, in reliance upon and in conformity with written information furnished to the Company by any Purchaser through Goldman, Sachs & Co. expressly for use therein.

(b)                     Each Purchaser will indemnify and hold harmless the Company against any losses, claims, damages or liabilities to which the Company may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Circular, the Pricing Circular, the Offering Circular, or any amendment or supplement thereto, or any Company Supplemental Disclosure Document, or arise out of or are based upon the omission or alleged omission to state therein a material fact or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in any Preliminary Offering Circular, the Pricing Circular, the Offering Circular or any such amendment or supplement, or any Company Supplemental Disclosure Document in reliance upon and in conformity with written information furnished to the Company by such Purchaser through Goldman, Sachs & Co. expressly for use therein; and will reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such action or claim as such expenses are incurred.

(c)                      Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection, except to the extent that the indemnifying party suffers actual prejudice as a result of such failure.  In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation.  No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any indemnified party.  The indemnifying party shall not be required to indemnify any indemnified party for any amount paid or payable by such indemnified party in settlement of any action, proceeding or investigation without the written consent of the indemnifying party, which consent shall not be unreasonably withheld.

(d)                     If the indemnification provided for in this Section 9 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Purchasers on the other from the offering of the Securities.  If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations (including any failure by the indemnified party to provide any notice specified above).  The relative benefits received by the Company on the one hand and the Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Purchasers, in each case as set forth in the Offering Circular.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the

Company on the one hand or the Purchasers on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The Company and the Purchasers agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation (even if the Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d).  The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this subsection (d), no Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to investors were offered to investors exceeds the amount of any damages which such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. The Purchasers’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint.

(e)                      The obligations of the Company under this Section 9 shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to any affiliate of each Purchaser and each person, if any, who controls any Purchaser within the meaning of the Act; and the obligations of the Purchasers under this Section 9 shall be in addition to any liability which the respective Purchasers may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Company and to each person, if any, who controls the Company within the meaning of the Act.

10.         (a)                      If any Purchaser shall default in its obligation to purchase the Securities which it has agreed to purchase hereunder, you may in your discretion arrange for you or another party or other parties to purchase such Securities on the terms contained herein at a Time of Delivery.  If within thirty-six hours after such default by any Purchaser you do not arrange for the purchase of such Securities, then the Company shall be entitled to a further period of thirty-six hours within which to procure another party or other parties satisfactory to you to purchase such Securities on such terms.  In the event that, within the respective prescribed periods, you notify the Company that you have so arranged for the purchase of such Securities, or the Company notifies you that it has so arranged for the purchase of such Securities, you or the Company shall have the right to postpone the Time of Delivery for a period of not more than seven days, in order to effect whatever changes may thereby be made necessary in the Offering Circular, or in any other documents or arrangements, and the Company agrees to prepare promptly any amendments to the Offering Circular which in your opinion may thereby be made necessary.  The term “Purchaser” as used in this Agreement shall include any person substituted under this Section with like effect as if such person had originally been a party to this Agreement with respect to such Securities.

(b)                     If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Purchaser or Purchasers by you and the Company as provided in subsection (a) above, the aggregate principal amount of such Securities which remains unpurchased does not exceed one-eleventh of the aggregate principal amount of all the Securities, then the Company shall have the right to require each non-defaulting Purchaser to purchase the principal amount of Securities which such Purchaser agreed to purchase hereunder and, in addition, to require each non-defaulting Purchaser to purchase its pro rata share (based on the principal amount of Securities which such Purchaser agreed to purchase hereunder) of the Securities of such defaulting Purchaser or Purchasers for which such arrangements have not been made; but nothing herein shall relieve a defaulting Purchaser from liability for its default.

(c)                      If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Purchaser or Purchasers by you and the Company as provided in subsection (a) above, the aggregate principal amount of Securities which remains unpurchased exceeds one-eleventh of the aggregate principal amount of all the Securities to be purchased at such Time of Delivery, or if the Company shall not exercise the right described in subsection (b) above to require non-defaulting Purchasers to purchase Securities of a defaulting Purchaser or Purchasers, then this Agreement (or, with respect to an Optional Time of Delivery, the obligation of the Purchasers to purchase and of the Company to sell Optional Securities) shall thereupon terminate, without liability on the part of any non-defaulting Purchaser or the Company, except for the expenses to be borne by the Company and the Purchasers as provided in Section 6 hereof and the indemnity and contribution agreements in Section 9 hereof; but nothing herein shall relieve a defaulting Purchaser from liability for its default.

11.         The respective indemnities, agreements, representations, warranties and other statements of the Company and the several Purchasers, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Purchaser or any controlling person of any Purchaser, or the Company, or any officer or director or controlling person of the Company, and shall survive delivery of and payment for the Securities.

12.         If this Agreement shall be terminated pursuant to Section 10 hereof, the Company shall not then be under any liability to any Purchaser except as provided in Sections 7 and 9 hereof; but, if for any other reason, the Securities are not delivered by or on behalf of the Company as provided herein, the Company will reimburse the Purchasers through you for all expenses approved in writing by you, including fees and disbursements of counsel, reasonably incurred by the Purchasers in making preparations for the purchase, sale and delivery of the Securities, but the Company shall then be under no further liability to any Purchaser except as provided in Sections 7 and 9 hereof.

13.         In all dealings hereunder, you shall act on behalf of each of the Purchasers, and the parties hereto shall be entitled to act and rely upon any statement, request, notice or agreement on behalf of any Purchaser made or given by you.

All statements, requests, notices and agreements hereunder shall be in writing, and if to the Purchasers shall be delivered or sent by mail, telex or facsimile transmission to you as the representatives in care of Goldman, Sachs & Co., 200 West Street, New York, New York 10282, Attention: Registration Department; and if to the Company shall be delivered or sent by mail, telex or facsimile transmission to the address of the Company set forth in the Offering Circular, Attention: Secretary; provided, however, that any notice to a Purchaser pursuant to Section 9(c) hereof shall be delivered or sent by mail, telex or facsimile transmission to such Purchaser at its address set forth in its Purchasers’ Questionnaire, or telex constituting such Questionnaire, which address will be supplied to the Company by you upon request.  Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the initial purchasers are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the initial purchasers to properly identify their respective clients.

14.         This Agreement shall be binding upon, and inure solely to the benefit of, the Purchasers, the Company and, to the extent provided in Sections 9 and 11 hereof, the officers and directors of the Company and each person who controls the Company or any Purchaser, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Securities from any Purchaser shall be deemed a successor or assign by reason merely of such purchase.

15.         Time shall be of the essence of this Agreement.

16.         The Company acknowledges and agrees that (i) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the several Purchasers, on the other, (ii) in connection therewith and with the process leading to such transaction each Purchaser is acting solely as a principal and not the agent or fiduciary of the Company, (iii) no Purchaser has assumed an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Purchaser has advised or is currently advising the Company on other matters) or any other obligation to the Company except the obligations expressly set forth in this Agreement and (iv) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate.  The Company agrees that it will not claim that the Purchaser, or any of them, has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

17. This Agreement (i) amends and restates in its entirety that certain purchase agreement earlier entered into on December 15, 2009 by and between the Company and Goldman, Sachs & Co. and (ii) supersedes all prior agreements and understandings (whether written or oral) between the Company and the Purchasers, or any of them, with respect to the subject matter hereof.

18. THIS AGREEMENT AND ANY MATTERS RELATED TO THIS TRANSACTION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAWS OF THE STATE OF NEW YORK.  The Company and the Purchasers agree that any suit or proceeding arising in respect of this agreement or our engagement will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in The City and County of New York and the Company and the Purchasers agree to submit to the jurisdiction of, and to venue in, such courts.

19.         The Company and each of the Purchasers hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

20.         This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument.

21.         Notwithstanding anything herein to the contrary, the Company (and the Company’s employees, representatives, and other agents) are authorized to disclose to any and all persons, the tax treatment and tax structure of the potential transaction and all materials of any kind (including tax opinions and other tax analyses) provided to the Company relating to that treatment and structure, without the Purchasers’ imposing any limitation of any kind. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, “tax treatment” means U.S. federal and state income tax treatment, and “tax structure” is limited to any facts that may be relevant to that treatment.

If the foregoing is in accordance with your understanding, please sign and return to us one for the Company and the Representative plus one for each counsel counterparts hereof, and upon the acceptance hereof by you, on behalf of each of the Purchasers, this letter and such acceptance hereof shall constitute a binding agreement between each of the Purchasers and the Company.  It is understood that your acceptance of this letter on behalf of each of the Purchasers is pursuant to the authority set forth in a form of Agreement among Purchasers, the form of which shall be submitted to the Company for examination upon request, but without warranty on your part as to the authority of the signers thereof.

[Signature Page Follows]

Very truly yours,

Griffon Corporation

		By:	/s/ Douglas J. Wetmore
Name:
Title:

Accepted as of the date hereof:

Goldman, Sachs & Co.

By:	/s/ Goldman, Sachs & Co.
(Goldman, Sachs & Co.)

On behalf of each of the Purchasers

SCHEDULE I

Purchaser	Principal Amount of Securities to be Purchased	Aggregate Principal Amount of Optional Securities to be Purchased if Maximum Option Exercised
Goldman, Sachs & Co.	$70,000,000	$10,500,000
Deutsche Bank Securities Inc.	20,000,000	3,000,000
Wells Fargo Securities, LLC.	10,000,000	1,500,000

Total	$100,000,000	$15,000,000

I-1

SCHEDULE II

(a)                                  Additional Documents Incorporated by Reference:  Current Report on Form 8-K filed with the SEC on December 16, 2009.

(b)                                 Approved Supplemental Disclosure Documents:

1.               Offering Summary Term Sheet delivered to certain investors on December 14, 2009.

2.               Offering Summary Term Sheet delivered to certain investors on December 15, 2009.

II-1

SCHEDULE III

Final Term Sheet

Dated December 16, 2009

GRIFFON CORPORATION
4.00% CONVERTIBLE SUBORDINATED NOTES DUE 2017

The information in this term sheet supplements Griffon Corporation’s preliminary offering circular, dated December 15, 2009 (the “Preliminary Offering Circular”), and supersedes the information in the Preliminary Offering Circular to the extent inconsistent with the information in the Preliminary Offering Circular.  Terms used in this term sheet but not defined have the respective meanings given to them in the Preliminary Offering Circular.

Issuer:	Griffon Corporation, a Delaware corporation (NYSE: “GFF”)

Title of Securities:	4.00% Convertible Subordinated Notes Due 2017

Aggregate Principal Amount Offered:

$100,000,000 (excluding the initial purchasers’ option to purchase up to $15,000,000 aggregate principal amount of additional notes within 30 days after the date of the original issuance of the notes solely to cover over-allotments)

Net proceeds:

Approximately $95.9 million (or approximately $110.4 million if the initial purchasers exercise in full their option to purchase additional notes), after deducting the initial purchasers’ discounts and commissions and the expected expenses of this offering

Maturity:	January 15, 2017

Annual Interest Rate:	4.00% per year, payable semi-annually in arrears in cash and accruing from the date of original issuance

Issue Price:	100%

Interest Payment Dates:	Each January 15 and July 15, beginning on July 15, 2010

Interest Payment Record Dates:	The January 1 or July 1, as applicable, immediately preceding each Interest Payment Date

Method of Distribution:	144A

III-1

Initial Conversion Rate:	67.0799 shares of Griffon Corporation common stock per $1,000 principal amount of notes

Reference Price:	$12.12 per share of Griffon Corporation common stock

Conversion Premium:	Approximately 23.00% above the Reference Price

Initial Conversion Price:	Approximately $14.9076 per share of Griffon Corporation common stock

Sole Book-Running Manager:	Goldman, Sachs & Co.

Trade Date:	December 16, 2009

Settlement Date:	December 21, 2009

CUSIP/ISIN:	Restricted CUSIP Number: 398433 AD4 Restricted ISIN Number: US398433AD42

Adjustment to Conversion Rate upon a Fundamental Change:

The following table sets forth effective dates, share prices and the number of additional shares per $1,000 principal amount of notes by which the conversion rate will be increased for a fundamental change having such effective date and share price:

Effective	Share Price
Date	$ 12.12	$ 15.00	$ 20.00	$ 25.00	$ 30.00	$ 35.00	$ 40.00	$ 50.00	$ 60.00	$ 70.00	$ 80.00	$ 90.00	$ 100.00
December 21, 2009	15.4284	14.9853	9.9916	7.4293	5.8704	4.8135	4.0447	2.9947	2.3083	1.8247	1.4671	1.1933	0.9783
January 15, 2010	15.4284	14.8634	9.8981	7.3563	5.8123	4.7656	4.0049	2.9655	2.2859	1.8071	1.4528	1.1815	0.9684
January 15, 2011	15.4284	13.3619	8.7300	6.4434	5.0800	4.1640	3.5002	2.5930	1.9985	1.5784	1.2668	1.0276	0.8393
January 15, 2012	15.4284	11.9534	7.5829	5.5421	4.3577	3.5711	3.0029	2.2266	1.7166	1.3551	1.0863	0.8793	0.7161
January 15, 2013	15.4284	10.6134	6.4346	4.6328	3.6326	2.9788	2.5084	1.8652	1.4413	1.1399	0.9149	0.7410	0.6033
January 15, 2014	15.1980	9.2072	5.1637	3.6308	2.8339	2.3237	1.9575	1.4554	1.1231	0.8862	0.7088	0.5712	0.4618
January 15, 2015	14.3638	7.6256	3.7119	2.5250	1.9704	1.6207	1.3678	1.0178	0.7852	0.6190	0.4945	0.3976	0.3202
January 15, 2016	13.7815	5.5387	1.9287	1.2765	1.0088	0.8319	0.7004	0.5165	0.3938	0.3062	0.2405	0.1894	0.1486
January 15, 2017	15.4284	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

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The exact share prices and effective dates may not be set forth in the table above, in which case:

•                  If the share price is between two share prices listed in the table or the effective date is between two effective dates listed in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower share price amounts listed in the table and the two effective dates listed in the table, as applicable, based on a 365-day year.

•                  If the share price is greater than $100.00 per share, subject to adjustment, the conversion rate will not be adjusted.

•                  If the share price is less than $12.12 per share (the closing price of the common stock on the date hereof), subject to adjustment, the conversion rate will not be adjusted.

Notwithstanding the foregoing, in no event will the total number of shares of our common stock issuable upon conversion exceed 82.5083 shares per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth in the Preliminary Offering Circular under “Description of Notes—Conversion Rate Adjustments.”

Capitalization

The following table shows, in each case, as of September 30, 2009 our capitalization on an (i) actual basis and (ii) as adjusted basis to give effect to this offering and the assumed application of the estimated net proceeds therefrom. See ‘‘Use of Proceeds’’ for additional detail on the use of net proceeds from the issuance of the notes. The table assumes the initial purchasers do not exercise their over-allotment option to purchase additional notes.

This table should be read in conjunction with our consolidated audited financial statements and the notes thereto in our Annual Report on Form 10-K for the year ended September 30, 2009. See ‘‘Incorporation By Reference.’’

	September 30, 2009
	Actual	As adjusted(1)
	(in thousands)

Cash and cash equivalents	$320,833	$416,733

Debt:

4.0% contingent convertible subordinated notes due 2023(2)(3)	$79,380	$79,380

Note payable to banks - revolving credit facilities(4)	73,925	73,925

Notes offered hereby(3)	—	100,000

Other debt, including capital leases(5)	26,499	26,499

Total debt	$179,804	$279,804

Shareholders’ Equity:

Preferred stock, par value $0.25 per share, authorized 3,000 shares, no shares issued	—	—

Common stock, par value $0.25 per share, authorized 85,000 shares, issued 72,040 shares	$18,010	$18,010

Capital in excess of par(3)	420,749	420,749

Retained earnings	438,782	438,782

Treasury shares, at cost, 12,466 common shares	(213,560)	(213,560)

Accumulated other comprehensive income	28,170	28,170

Deferred compensation	(5,248)	(5,248)

Total shareholders’ equity	$686,903	$686,903

Total capitalization	$866,707	$966,707

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(1) The ‘‘as adjusted’’ column is presented for illustrative purposes only. As described in ‘‘Use of Proceeds,’’ the Company will add the net proceeds from the offering to its existing cash balance of approximately $320.8 million at September 30, 2009, which we intend to use for general corporate purposes, including working capital, the repayment or repurchase of corporate indebtedness, investment in current segments and/or acquisitions of other businesses outside our current portfolio.

(2) Represents fair value of the 2023 notes, which is based upon market values. A holder of 2023 notes has the right to require us to repurchase all or a portion of its 2023 notes on July 18, 2010 at a purchase price in cash equal to 100% of the aggregate principal payment of the 2023 notes on the date of purchase. If the common stock price remains below the conversion price of $22.41 per share, as adjusted for the September 2008 rights offering, the Company anticipates that the holders of the 2023 notes will require the Company to repurchase their outstanding 2023 notes in July 2010. In addition, beginning on July 26, 2010, we may redeem the 2023 notes, in whole at any time, or in part from time to time.

(3) Upon maturity, the aggregate principal amount due will be $100.0 million. In May 2008, the FASB issued new guidance to clarify that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) must be separately accounted for in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The new guidance is effective for us as of October 1, 2009. The effect of this guidance on the accounting for the notes and the 2023 notes is that the equity component will be included in the capital in excess of par section of stockholders’ equity on our consolidated balance sheet and the value of the equity

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component would be treated as original issue discount for purposes of accounting for the debt component of the notes.

(4) Consists of amounts outstanding under Building Products’ and Plastics’ $100.0 million senior secured revolving credit facility and Telephonics’ $100.0 million senior secured revolving credit facility.

(5) Consists of approximately $13.0 million of capital leases for real estate, $7.7 million of real estate mortgages, $5.6 million under a loan agreement of the Company’s Employee Stock Ownership Plan, which is guaranteed by us, and $0.2 million of capital leases for equipment.

Relationship

GS Direct, L.L.C., an affiliate of The Goldman Sachs Group Inc, is purchasing up to $6.5 million principal amount of notes in the offering.

General

This communication is intended for the sole use of the person to whom it is provided by the sender.

This communication is being distributed in the United States solely to qualified institutional buyers, as defined in Rule 144A under the Securities Act of 1933.  These securities have not been registered under the Securities Act of 1933, and may only be sold to qualified institutional buyers pursuant to Rule 144A or pursuant to another applicable exemption.

This material is confidential and is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of these securities or the offering.  Please refer to the offering circular for a complete description.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

A copy of the preliminary offering circular for the offering can be obtained from your Goldman Sachs sales person or Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004 Attention: Prospectus Department (212)-902-1171.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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SCHEDULE IV

Officers

Ronald J. Kramer

Douglas Wetmore

Patrick L. Alesia

Directors

Henry A. Alpert

Bertrand M. Bell

Harvey R. Blau

Gerald J. Cardinale

Blaine V. Fogg

Bradley J. Gross

Rear Admiral Robert G. Harrison (USN Ret.)

Rear Admiral Clarence A. Hill, Jr.

General Donald J. Kutyna

James A. Mitarotonda

Martin S. Sussman

William H. Waldorf

Joseph J. Whalen

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ANNEX I

[Form of Comfort Letter]

Pursuant to Section 8(d) of the Purchase Agreement, the accountants shall furnish letters to the Purchasers to the effect that:

(i)                         They are an independent registered public accounting firm with respect to the Company and its subsidiaries within the meaning of the Securities Exchange Act of 1934 (the “Exchange Act”) and the applicable published rules and regulations thereunder adopted by the Securities and Exchange Commission and the Public Accounting Oversight Board (United States).

(ii)                      In our opinion, the consolidated financial statements and financial statement schedules audited by us and included in the Offering Circular comply as to form in all material respects with the applicable requirements of the Exchange Act and the related published rules and regulations;

(iii)                   The unaudited selected financial information with respect to the consolidated results of operations and financial position of the Company for the five most recent fiscal years included in the Offering Circular agrees with the corresponding amounts (after restatements where applicable) in the audited consolidated financial statements for such five fiscal years;

(iv)                  On the basis of limited procedures not constituting an audit in accordance with generally accepted auditing standards, consisting of a reading of the unaudited financial statements and other information referred to below, a reading of the latest available interim financial statements of the Company and its subsidiaries, inspection of the minute books of the Company and its subsidiaries since the date of the latest audited financial statements included in the Offering Circular, inquiries of officials of the Company and its subsidiaries responsible for financial and accounting matters and such other inquiries and procedures as may be specified in such letter, nothing came to their attention that caused them to believe that:

(A)                  the unaudited consolidated statements of income, consolidated balance sheets and consolidated statements of cash flows included in the Offering Circular are not in conformity with generally accepted accounting principles applied on the basis substantially consistent with the basis for the unaudited condensed consolidated statements of income, consolidated balance sheets and consolidated statements of cash flows included in the Offering Circular;

(B)                    any other unaudited income statement data and balance sheet items included in the Offering Circular do not agree with the corresponding items in the unaudited consolidated financial statements from which such data and items were derived, and any such unaudited data and items were not determined on a basis substantially consistent with the basis for the corresponding amounts in the audited consolidated financial statements included in the Offering Circular;

(C)                    the unaudited financial statements which were not included in the Offering Circular but from which were derived any unaudited condensed financial statements referred to in clause (A) and any unaudited income statement data and balance sheet items included in

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the Offering Circular and referred to in clause (B) were not determined on a basis substantially consistent with the basis for the audited consolidated financial statements included in the Offering Circular;

(D)                   any unaudited pro forma consolidated condensed financial statements included in the Offering Circular do not comply as to form in all material respects with the applicable accounting requirements or the pro forma adjustments have not been properly applied to the historical amounts in the compilation of those statements;

(E)                     as of a specified date not more than five days prior to the date of such letter, there have been any changes in the consolidated capital stock (other than issuances of capital stock upon exercise of options and stock appreciation rights, upon earn-outs of performance shares and upon conversions of convertible securities, in each case which were outstanding on the date of the latest financial statements included in the Offering Circular or any increase in the consolidated long-term debt of the Company and its subsidiaries, or any decreases in consolidated net current assets or stockholders’ equity or other items specified by the Representatives, or any increases in any items specified by the Representatives, in each case as compared with amounts shown in the latest balance sheet included in the Offering Circular except in each case for changes, increases or decreases which the Offering Circular discloses have occurred or may occur or which are described in such letter; and

(F)                     for the period fro the date of the latest financial statements included in the Offering Circular to the specified date referred to in clause (E) there were any decreases in consolidated net revenues or operating profit or the total or per share amounts of consolidated net income or other items specified by the Representatives, or any increases in any items specified by the Representatives, in each case as compared with the comparable period of the preceding year and with any other period of corresponding length specified by the Representatives, except in each case for decreases or increases which the Offering Circular discloses have occurred or may occur or which are described in such letter; and

(v)                     In addition to the examination referred to in their report(s) included in the Offering Circular and the limited procedures, inspection of minute books, inquiries and other procedures referred to in paragraphs (iii) and (iv) above, they have carried out certain specified procedures, not constituting an audit in accordance with generally accepted auditing standards, with respect to certain amounts, percentages and financial information specified by the Representatives, which are derived from the general accounting records of the Company and its subsidiaries, which appear in the Offering Circular, and have compared certain of such amounts, percentages and financial information with the accounting records of the Company and its subsidiaries and have found them to be in agreement.

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ANNEX II

GRIFFON CORPORATION

Lock-Up Agreement

December [    ], 2009

Goldman, Sachs & Co.

85 Broad Street

New York, NY 10004

Re:  Griffon Corporation - Lock-Up Agreement

Ladies and Gentlemen:

The undersigned understands that you, as representative of the initial purchasers (collectively, the “Initial Purchasers”), propose to enter into a Purchase Agreement (the “Purchase Agreement”) with Griffon Corporation, a Delaware Corporation (the “Company”), providing for a private offering of the convertible notes of the Company (the “Notes”), convertible into consideration that may include shares of common stock of the Company, par value $0.25, (the “Common Stock”), which will be offered pursuant to Rule 144A.

In consideration of the agreement by the Initial Purchasers to offer and sell the Notes, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period beginning from the date hereof and continuing to and including the date 90 days after the date of the final offering circular (the “Lock-up Period”) covering the private offering of the Notes (the “Offering Circular”), the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock of the Company, or any options or warrants to purchase any shares of Common Stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock of the Company, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC (collectively the “Undersigned’s Shares”).

The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares.

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Shares, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock of the Company, (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to

II-1

be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (iii) with the prior written consent of Goldman, Sachs & Co. on behalf of the Initial Purchasers.  For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.  In addition, notwithstanding the foregoing, if the undersigned is a corporation, the corporation may transfer the capital stock of the Company to any wholly-owned subsidiary of such corporation; provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of this Lock-Up Agreement and there shall be no further transfer of such capital stock except in accordance with this Lock-Up Agreement, and provided further that any such transfer shall not involve a disposition for value.  The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions.

The undersigned understands that the Company and the Initial Purchasers are relying upon this Lock-Up Agreement in proceeding toward consummation of the offering.  The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

If the Purchase Agreement is not executed, or if the Purchase Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Notes to be sold thereunder, the undersigned shall be released from all obligations herein.

Very truly yours,

Exact Name of Shareholder

Authorized Signature

Title

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Exhibit A

[Form of Opinion of Dechert LLP]

A-1